[Letterhead of Crowe Horwath (Israel)]

April 4, 2012

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE: Defense Industries Limited Inc.

Ladies and Gentlemen:

We have read the statements of Defense Industries Limited Inc. pertaining to our Firm included under Item 4.01(b) of Form 8-K dated March 30, 2012 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/Crowe Horwath (Israel)
Crowe Horwath (Israel)